EXHIBIT 99.1

For More Information Contact:

Dr. Angela Meyer

Exponent, Inc.

(888) 656-EXPO

ameyer@exponent.com

Exponent Reports First Quarter 2003 Results

MENLO PARK, Calif., April 21, 2003—Exponent, Inc. (Nasdaq: EXPO) today reported financial results for the first quarter ended April 4, 2003.

For the first quarter of 2003, net income increased by 29% to $2,469,000, or $0.32 per diluted share, compared to $1,919,000, or $0.26 per diluted share, for the same period in 2002. Revenues were $34,815,000, an increase of 14%, versus $30,612,000 for the same period last year.

“We are pleased with the strong growth in our Technology Development, Thermal, Toxicology, and Health practices. During the quarter our Technology Development practice continued to work on Phase I of the U.S. Army’s Objective Force Warrior program and submitted our proposal for Phases II and III. Additionally, we deployed engineering field support teams along with integrated robots and controllers to assist the U.S. Army in exploring caves and searching buildings,” commented President and CEO, Michael R. Gaulke. “Our Thermal practice continued its analysis of the World Trade Center disaster as well as several industrial fire investigations.”

Mr. Gaulke continued, “We also maintained our strategic focus in pursuit of a leadership position in health science consulting. During the quarter our Health and Toxicology practices continued to be involved in the scientific aspects of litigation involving the alleged health hazards of asbestos in products, such as floor tiles, roofing materials, glues and brake pads. Additionally, the integration of our new Food and Chemicals practice, formerly Novigen Sciences which was acquired in May of 2002, continued to contribute to the growth of our health science consulting business.”

Exponent, Inc. is a leading engineering and scientific consulting firm dedicated to providing solutions to its clients’ most critical problems. Exponent’s multidisciplinary team of scientists, engineers, physicians, and business consultants brings together more than 70 technical disciplines to address complicated issues facing industry and government today.

Exponent may be reached at (888) 656-EXPO, info@exponent.com, or www.exponent.com.

This news release contains, and incorporates by reference, certain “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended thereto under) that are based on the beliefs of the Company’s management, as well as assumptions made by and information currently available to the Company’s management. Such forward-looking statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. When used in this document and in the documents incorporated herein by reference, the words “anticipate,” “believe,” “estimate,” “expect” and similar expressions, as they relate to the Company or its management, identify such forward-looking statements. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company’s actual results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include those discussed in our Annual Report on Form 10-K under the heading “Factors That May Affect Future Operating Results and Market Price of Stock” and elsewhere in the report. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to release publicly any updates or revisions to any such forward-looking statements.

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EXPONENT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Quarters Ended April 4, 2003 and March 29, 2002

(in thousands, except per share data)

	Quarters Ended
	April 4, 2003	March 29, 2002
Revenues before reimbursements	$31,471	$28,231
Reimbursements	3,344	2,381

Revenues	34,815	30,612

Operating expenses
Compensation and related expenses	20,602	18,478
Other operating expenses	4,659	4,033
Reimbursable expenses	3,344	2,381
General and administrative expenses	2,121	1,818

	30,726	26,710

Operating income	4,089	3,902

Other income
Interest income, net	11	20
Miscellaneous income, net	271	92

	282	112
Income before income taxes	4,371	4,014
Income taxes	1,902	2,095

Net income	$2,469	$1,919

Net income per share
Basic	$0.35	$0.29
Diluted	$0.32	$0.26
Shares used in per share computations:
Basic	7,113	6,545
Diluted	7,790	7,361

EXPONENT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

As of April 4, 2003 and January 3, 2003

(in thousands)

	April 4, 2003	January 3, 2003
Assets
Current assets:
Cash and cash equivalents	$21,404	$22,480
Accounts receivable, net	39,384	38,404
Prepaid expenses and other assets	4,063	3,450
Deferred income taxes	1,928	1,928

Total current assets	66,779	66,262

Property, equipment and leasehold improvements, net	31,584	31,712
Goodwill	8,573	8,567
Other assets	652	675

	$107,588	$107,216

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$6,356	$5,183
Current installments of long-term obligations	52	205
Accrued payroll and employee benefits	12,131	14,667
Deferred revenues	554	1,511

Total current liabilities	19,093	21,566

Long-term obligations, net of current installments	140	167
Deferred income taxes	860	860
Deferred rent	893	837

Total liabilities	20,986	23,430

Stockholders’ equity:
Common stock	8	8
Additional paid-in capital	33,983	33,898
Accumulated other comprehensive losses	(34)	(39)
Retained earnings	58,767	56,298
Treasury shares, at cost	(6,122)	(6,379)

Total stockholders’ equity	86,602	83,786

	$107,588	$107,216